Exhibit 99.1

Autobytel Names New President and Chief Executive Officer

AUTOBYTEL NAMES NEW PRESIDENT AND CHIEF EXECUTIVE OFFICER

Workforce Reduced by 25 Percent

Irvine, CA — December 12, 2008 — Autobytel Inc. (NASDAQ: ABTL) today announced that Jeffrey H. Coats, a director of the company, was named President and Chief Executive Officer effective December 11, 2008.

Coats, 51, has served on Autobytel’s Board since August 1996. He is a partner of Southgate Alternative Investments, a diversified investment firm, since November 2007. Mr. Coats has also been an Executive Chairman of Mikronite Technologies Group Inc., an industrial technology company, since April 2007, having previously served as the company’s Chief Executive Officer, President and a director since February 2002. Prior to that, he was a Founder and Managing Director of TH Lee Global Internet Managers, L.P., a fund focused on making equity investments in eCommerce and Internet-related companies globally, where he remains a limited partner. Coats served as Managing Director of GE Equity, Inc., a wholly-owned subsidiary of General Electric Capital Corporation, from April 1996 to July 1999. He was a Founder and Managing Director of GE Capital’s Corporate Finance Restructuring Group from 1990 to 1993 and Region Manager and Managing Director of GE Capital’s Western United States Corporate Finance Group from 1989 to 1993. Coats serves on the Board of Directors of Congoleum Corporation, a resilient sheet and tile flooring company, and is a member of its Audit Committee and Restructuring Oversight Committee. He holds a B.B.A. in Finance from the University of Georgia and an M.B.A. in International Management from the American Graduate School of International Management.

Given his new position with Autobytel, Coats has resigned from the Audit and Compensation Committees of the company’s Board of Directors, but will remain as a director. Janet Thompson, a director of the company, has been appointed to the Audit and Compensation Committees and will act as Chairwoman of the Compensation Committee, and Jeffrey Stibel, a director of the company, has been appointed to the Compensation Committee. Mr. Coats replaces Mr. Riesenbach as CEO. Mr. Riesenbach has left the company and has resigned as a member of the company’s Board of Directors.

In light of new duties and responsibilities being undertaken as a result of the workforce reduction, Mark Garms, the company’s Senior Vice President, Dealer Operations and Strategy, was promoted to the newly created position of Senior Vice President and Chief Operating Officer. Mr. Garms has been with Autobytel for approximately seven years, serving in various capacities during such time. In addition, Curtis DeWalt, the company’s Vice President and Controller, was promoted to Senior Vice President, Finance and Controller; Glenn Fuller, the company’s Senior Vice President, Chief Legal Officer and Secretary, was promoted to Senior Vice President, Chief Legal and Administrative Officer and Secretary; and Lawrence Brogan, the company’s Vice President, Financial Planning & Analysis, was promoted to Senior Vice President, Strategic and Financial Planning.

Autobytel also announced that it has implemented an additional workforce reduction of approximately 40 employees, or 25% of its workforce. Autobytel anticipates that as a result of this action, the company will generate savings of approximately $5.2 million on an annual basis. The company expects to record a charge related to severance and other employee-related costs totaling approximately $4.5 million in the 4th quarter, inclusive of a severance payment to Mr. Riesenbach.

Michael Fuchs, Chairman of Autobytel’s Board of Directors, said, “Autobytel is continuing to take immediate steps to bring its costs in line with anticipated revenues. The Board believes these actions are necessary and appropriate to further stabilize the company. The additional workforce reduction announced today should allow the company to more quickly reach its goal of achieving cash flow break even. Additionally, the appointment of Jeff as Autobytel’s new CEO and the promotion of Mark to COO, underscores the Board’s focus on immediately improving the company’s operating results and signals the Board’s confidence in the company’s ability to execute on its business plan in this turbulent economic environment.”

“I look forward to working with the management team to successfully implement our business plan,” said Coats. “The management team and Board are extremely focused on achieving immediate improvement in the company’s operating results. We are committed to increasing shareholder value.”

The company said it is continuing to pursue strategic alternatives through RBC Capital Markets, as previously announced.

About Autobytel Inc.

Autobytel Inc. (Nasdaq:ABTL) is an Internet automotive marketing services company that helps dealers and manufacturers sell cars and related products and services. The company owns and operates several consumer-facing automotive websites, including Autobytel.com®, AutoSite.com®, Autoweb.com®, Car.comsm, CarSmart.com®CarTV.com® and MyRide.com®. By providing a convenient and comprehensive automotive consumer experience across the purchase and ownership lifecycle, Autobytel seeks to provide dealerships with opportunities to connect with a steady, diverse stream of motivated, serious shoppers, while providing manufacturers with precision-targeted brand and product advertising opportunities. In addition to its websites, the company generates leads and advertising opportunities for dealers and automakers through its marketing network, which includes the AutoReach ad network, co-brands, such as ESPN.com, and marketing affiliates such as AOL, Edmunds and Kelly Blue Book.

Forward-Looking Statement Disclaimer

The statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws. These forward-looking statements are not guarantees of future performance and involve certain assumptions and certain risks and uncertainties that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, such forward-looking statements. Autobytel undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions, the economic impact of terrorist attacks or military actions, increased dealer attrition, pressure on dealer fees, increased or unexpected competition, the failure of new products and services to meet expectations, failure to retain key employees or attract and integrate new employees, that actual costs and expenses exceed the charges taken by Autobytel, changes in laws and regulations, costs of legal matters, including, defending lawsuits and undertaking investigations and related matters, and other matters disclosed in Autobytel’s filings with the Securities and Exchange Commission. Investors are strongly encouraged to review our Annual Report on Form 10-K for the year ended December 31, 2007 and other filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect operating results and the market price of our stock.

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Contacts:

Media Relations

Autobytel Inc.

Crystal Hartwell, 949-437-4755

crystalh@autobytel.com

Investor Relations

Autobytel Inc.

Crystal Hartwell, 949-437-4755

crystalh@autobytel.com

or

PondelWilkinson Inc.

Roger Pondel/Laurie Berman, 310-279-5980

investor@pondel.com